Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement: 333-267303

Dated September 7, 2022

Confidential Investor Presentation

(1) The acquisition is subject to applicable regulatory approvals, approval of the Minden shareholders and other customary closing conditions. The private placement is not conditional on the closing of the acquisition.

(1) The acquisition is subject to applicable regulatory approvals, approval of the Minden shareholders and other customary closing conditions. The private placement is not conditional on the closing of the acquisition.

(1) The acquisition is subject to applicable regulatory approvals, approval of the Minden shareholders and other customary closing conditions. The private placement is not conditional on the closing of the acquisition.

• • • • •

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•• • • • • • • •

(1) ’15 – ’19 Rate Cycle

• – – – • • • •

•• •• • • • • •

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LINKBANCORP INC.

Investor Presentation

September 2022

Safe Harbor Statement and Disclaimer

LINKBANCORP, Inc. (the "Company," "we," "our," or "us") has filed a registration statement on Form S-1 (including a prospectus, which is preliminary and subject to completion) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this presentation relates. Before you invest in any securities, you should read the prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain the documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This presentation has been prepared by us solely for informational purposes based on our own information, as well as information from public and industry sources. Neither the SEC nor any other regulatory agency has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Forward-Looking Statements

This presentation contains, and future oral and written statements by us and our management may contain, forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of our beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "aim," "intend," "plan," or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control.

Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties, which change overtime, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this presentation.

Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We disclaim any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law. You should read carefully our "Cautionary Note Regarding Forward-Looking Statements" and the factors described in the "Risk Factors" section of our registration statement to better understand the risks and uncertainties inherent in our business.

Industry Information

This presentation includes statistical and other industry and market data that we obtained from government reports and other third-party sources. Our internal data, estimates, and forecasts are based on information obtained from government reports, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that this information (including the industry publications and third party research, surveys, and studies) is accurate and reliable, we have not independently verified such information. In addition, estimates, forecasts and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. Finally, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this presentation. By attending this presentation, you acknowledge that you will be solely responsible for your own assessment of the market and our market position and that you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of our business.

Non-GAAP Financial Measures and Presentation of Information

Non-GAAP Financial Measures

This presentation contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our management uses these non-GAAP measures in its analysis of our performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of adjusted pre-tax income ("adj. PT Income"), adjusted non-interest expense ("adj. NIE"), and adjusted pre-tax, pre-provision income ("Adj. PTPP Income"), and non-GAAP financial measures that exclude the impact of merger charges, provide useful supplemental information that is essential to a proper understanding of our financial condition and results. Non-GAAP measures are not formally defined under GAAP, and other entities may use calculation methods that differ from those used by us. As a complement to GAAP financial measures, our management believes these non-GAAP financial measures assist investors in comparing the financial condition and results of operations of financial institutions due to the industry prevalence of such non-GAAP measures. See the appendix to this presentation for a reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

Presentation of Information

Effective on September 18, 2021, we completed the acquisition of GNB Financial Services, Inc. ("GNBF"), pursuant to an Agreement and Plan of Merger, dated as of December 10, 2020 (the "Merger Agreement"), by and between the Company, LINKBANK, GNBF and The Gratz Bank. Under the terms of the Merger Agreement, GNBF merged with and into the Company, with the Company being the surviving entity, and LINKBANK merged with and into The Gratz Bank, with The Gratz Bank being the surviving entity. We refer to this transaction in this presentation as the "merger." The merger constituted a business combination and was accounted for as a reverse acquisition using the acquisition method of accounting. As such, GNBF was the accounting acquirer and the Company was the accounting acquiree. We refer in this presentation to "Legacy LINKBANCORP" as the Company prior to the merger and Historical Gratz as GNBF prior to the merger, with references to LINKBANCORP as the combined post-merger close financials with Historical Gratz as the financial history prior to the merger.

Offering Summary

Issuer	LINKBANCORP, Inc.
Exchange / Ticker	Nasdaq / LNKB
Base Shares Offered[1]	4,575,000 Shares (100% Primary)
Base Offering Size[1]	$40 million
Filing Range	$8.00 - $9.50 Per Share
Overallotment Option	15% (100% Primary)
Use of Proceeds	Support the growth of The Gratz Bank, general corporate purposes and to finance strategic acquisitions
Lock-up	180 days for directors and executive officers
Joint Book-running Managers	Stephens PIPER SANDLER
Co-Manager	D.A. DAVIDSON

Source: S&P Global Market Intelligence; SEC Filings; Company Documents. Note: Data as of June 30, 2022.
(1) Assumes midpoint of the filing range. Base shares offered and base offering size are subject to change.

Investment Highlights & Strategic Approach

LINKBANCORP INC.

- Seasoned Executive Team with Value Creation Track Record
- Strong Alignment with Shareholder Returns – 26% Insider Ownership(1)
- Differentiated Brand and Culture
- Executing a Branch-Lite Organic Growth Engine
- Nimble and Innovative Tech Operating Platform
- Focused Growth Strategy in Attractive Markets
- Disciplined Underwriting & Robust Enterprise Risk Management
- Highly Opportunistic M&A Strategy

Source: SEC Filings; Company Documents. (1) On a fully diluted basis prior to the completion of this offering.

Presentation Terminology Key:
GNBF = GNB Financial Services, Inc.
Legacy LINKBANCORP = LINKBANCORP financials prior to the merger with GNB Financial Services, Inc.
Historical Gratz = GNB Financial Services, Inc. financials prior to the merger
LINKBANCORP = Combined post merger close financials with Historical Gratz as the financial history prior to the merger

LINKBANCORP Overview

- **$1.06 billion** asset bank
- **Organized in 2018** with acquisition and recapitalization of distressed Stonebridge Bank
- **Branch-lite** organic growth engine
- **High quality** talent, strong culture & **relationship-oriented** business model
- **Core focus** on organic growth and improving profitability through **operating leverage**

Branch Franchise Footprint



Client Solutions Centers (Full Service Branches) – 10
Loan Production Office (LPO) - 1
80
80
476
22
78
76
Gratz Region
Capital Region
Lancaster/York Region
Delaware Valley Region
Philadelphia
York LPO

M&A History

	Acquiror Bank	Target Bank	Transaction Announce Date	Transaction Close Date	Target Total Assets at Announce ($M)
1	LINKBANCORP	Stonebridge Bank	6/26/2018	10/5/2018	$58
2	LINKBANCORP	The Gratz Bank	12/10/2020	9/17/2021	$437

Financial Highlights (As of and for the Three Months Ended 6/30/2022)(1)

Assets:	$1,060	Asset Growth(2):	9%	Net Interest Margin:	3.38%	NPAs / Assets:	0.14%
Gross Loans (ex. PPP):	$788	Loan Growth (ex. PPP)(2):	35%	Stated ROAA:	0.63%	NCOS (RCVY) / Avg. Loans:	(0.03%)
Deposits:	$902	Deposit Growth(2):	19%	Stated PTPP ROAA(3):	0.90%	Reserves / NPLS:	260%

Source: S&P Global Market Intelligence; SEC Filings; Company Documents. Note: Data as of June 30, 2022.
(1) Dollars in millions.
(2) Quarter over quarter, annualized.
(3) PTPP = Pre-tax, pre-provision. Non-GAAP financial measure. See appendix for Non-GAAP reconciliation.

Seasoned Executive Team with Value Creation Track Record

20+ Year History of Working Together in Central & Southeastern Pennsylvania

Significant Insider Ownership(1): 26%



Andrew Samuel - *CEO | LINKBANCORP & The Gratz Bank*

- ✓ Long track record of industry success
- ✓ Been involved in M&A of more than 10 companies with aggregate deal value surpassing $1.5 billion
- ✓ Successfully transitioned private community banks to public companies on NASDAQ
- ✓ Demonstrated track record of value creation: Waypoint Financial (PA), Tower Bancorp (PA), Sunshine Bancorp (FL)



Carl Lundblad - *President | LINKBANCORP & Chief Risk Officer | The Gratz Bank*

- ✓ 20 years of strategic legal and business success
- ✓ Extensive bank C-Suite experience overseeing M&A, strategy development, regulatory and governance matters
- ✓ Strong transaction and value creation history, overseeing sales of Tower Bancorp and Susquehanna Bancshares



Brent Smith – *President | The Gratz Bank*

- ✓ Consistent leader in growth initiatives
- ✓ Been involved in M&A of more than 5 companies with aggregate deal value surpassing $700 million
- ✓ Led on transformational acquisitions, private placements, debt issuances and branch acquisitions



Tiffanie Horton – *Chief Credit Officer | LINKBANCORP*

- ✓ Experience in development and maintenance of commercial loan portfolios for more than 6 M&A transactions
- ✓ Extensive background in credit administration and portfolio management
- ✓ Named to *Next 2021: Most Powerful Women in Banking* by American Banker magazine



Kristofer Paul – *CFO | LINKBANCORP*

- ✓ Significant experience in the financial services industry
- ✓ Oversaw financial reporting and accounting of various companies
- ✓ Involved in transactions totaling over $700M



Adam Pierce – *Chief Operations and Technology Officer | LINKBANCORP*

- ✓ Over 25 years of technology experience
- ✓ Successfully led technology innovation, integration and transformation initiatives at regional financial institutions
- ✓ Strong background in bank operations, data management, systems architecture and information security

Source: SEC Filings; Company Documents. (1) On a fully diluted basis prior to the completion of this offering.

Corporate Timeline – Our Key Accomplishments

Growth in Total Assets ($ in millions)

Compound Annual Growth Rate	Pre GNBF	Post GNBF
Total Assets:	125%	29%



$84
$234
$424
$933
$1,060[(1)]
GNBF merger
2018
2019
2020
2021
2022

2018
Closed acquisition of Stonebridge Bank - Total assets were $83.7 million and the Company had 35 full-time employees

Jan 2019
Completed $45.5 million common stock private placement

June 2019
Opened Client Solutions Centers in Camp Hill and Lancaster

Fall 2020
Raised $5.0 million common stock private placement and issued $20.0 million in subordinated debt

Dec 2020
Crossed over $400 million in total assets and had 54 full-time employees

2020 Year End
Announced our strategic merger with GNBF

Sept 2021
Completed merger with GNBF

2021 Year End
Total assets at Dec 31, 2021 were $932.8 million and the Company achieved $788,000 in quarterly net income

Jan 2022
Hired CTO, COO as well as Regional Presidents for the York/Lancaster & Delaware Valley Regions

April 2022
Completed a $20.0 million sub debt capital raise

April 2022
Opened loan production office in downtown York

May 2022
Added 2 senior commercial relationship managers to Delaware Valley Region team

Source: S&P Global Market Intelligence; SEC Filings; Company Documents.
(1) As of June 30, 2022.

Differentiated Brand & Culture

The LINKBANCORP corporate culture is a differentiating factor in the Company's demonstrated growth and ability to gain market share

Central to the LINKBANCORP culture and brand are the core "L-I-N-K" values, which support the mission of positively impacting lives

In pursuit of the mission, LINKBANCORP:
- Invests in the development of strong future leaders for the banking industry and our communities
- Contributes to economically and socially flourishing communities
- Seeks to demonstrate the continued viability of and integral role of community banking for our economic and social development

Our well-defined brand reflects a purpose-driven, entrepreneurial and relational organization that is highly responsive to client needs and attracts best-in-class bank professionals

LINKBANCORP has been recognized regionally and nationally as an entrepreneurial and growth oriented company with highly engaged employees

Our focus on culture and brand supports:
- Enhanced productivity
- Lower employee turnover
- Consistent brand experience
- High customer loyalty

LIVE
PASSION FOR WHAT YOU DO

INTEGRITY
DO WHAT IS RIGHT WITHOUT COMPROMISE

NURTURE
PURSUIT OF AUTHENTIC RELATIONSHIPS

KNOWLEDGE
SEEK TO LISTEN FIRST

5 Fastest Growing Companies 2021
– Central Penn Business Journal

#49 of 90 2021 Best Banks to Keep Working For
– American Banker

#12 Best Places to Work in PA (small employer) 2020
– Central Penn Business Journal

2021 Greater Philadelphia Winner
– EY Entrepreneur of the Year

Focused Growth Strategy in Attractive Markets

Focused in Sizeable Markets

$122 Billion in Total Market Deposits

Capital Region		Lancaster/York Region		Delaware Valley Region	
$19 Bn	51%	$26 Bn	48%	$77 Bn	42%
Total Deposits in the Market	*Top 3 Deposit Market Share*	*Total Deposits in the Market*	*Top 3 Deposit Market Share*	*Total Deposits in the Market*	*Top 3 Deposit Market Share*
Top 3: PNC, M&T Bank, F.N.B		*Top 3: Fulton, Truist, M&T Bank*		*Top 3: Wells, TD Bank, Citizens*	

Above Average Growth and Wealth

Population Change from 2010 - 2022


12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
9.5%
6.9%
6.2%
2.5%
Capital Region
Lancaster/York Region
Delaware Valley Region
State of PA

2022 Median Household Income ($000s)

$ in thousands


$110
$100
$90
$80
$70
$60
$74
$75
$99
$70
Capital Region
Lancaster/York Region
Delaware Valley Region
State of PA

Capitalizing on Market Disruption

The market area has undergone significant consolidation since 2017

- ✓ First Commonwealth / Centric Financial Corporation
- ✓ Fulton Financial Corporation / Prudential Bancorp, Inc.
- ✓ Mid Penn Bancorp, Inc. / Riverview Financial Corporation
- ✓ WSFS Financial Corporation / Bryn Mawr Bank Corporation
- ✓ Citizens & Northern Corporation / Covenant Financial Inc.
- ✓ S&T Bancorp, Inc. / DNB Financial Corporation
- ✓ Citizens & Northern Corporation / Monument Bancorp, Inc.
- ✓ WSFS Financial Corporation / Beneficial Bancorp, Inc.
- ✓ Northwest Bancshares, Inc. / Donegal Financial

Source: S&P Global Market Intelligence; FDIC; Claritas; 2020 U.S. Census. Note: Capital Region includes Dauphin and Cumberland Counties. Lancaster/York Region includes Lancaster and York Counties. Delaware Valley Region includes Chester, Montgomery and Delaware counties. FDIC Deposit Data as of 6/30/2021. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

Loan & Deposit Composition at a Glance

$ in millions

Loan Composition at 6/30/2022


Commercial Business $88 11%
PPP $3 0%
All Other(1) $22 3%
Commercial Real Estate $436 55%
Residential Real Estate $241 31%

% of	Non Owner Occupied CRE	Owner Occupied CRE
Total CRE	63%	37%
Total Portfolio	35%	21%

2022Q2 Yield on Total Loans: 4.33%

Deposit Composition at 6/30/2022


Time Deposits $213 24%
Non-Interest Bearing Demand $184 20%
Savings & MM $235 26%
IB Demand $269 30%

2022Q2 Cost of Funds: 0.55%

Loan Commentary

- Growth is focused in the commercial portfolio
  - Well-balanced and highly diversified
  - Primarily family-owned entities
- Highly active during PPP
  - PPP loan origination peaked at $140 million in Q2 2021
  - Focused on converting non-customers into customers
- 66% of the total portfolio is variable/adjustable
- Total reserves including the credit fair value adjustment made to loans acquired in the merger totaled approximately 1.26% of the combined portfolio

Deposit Commentary

- Focused on generating deposits from small/medium-sized family-owned businesses, retail customers, and non-profit customers within our market area
- Emphasis on deposit relationship generation at loan origination
- Comprehensive range of commercial deposit services
- Added a team in April 2021 of business deposit professionals originating & servicing professional services firms
- Well-positioned for a rising rate environment

Source: S&P Global Market Intelligence; SEC Filings; Company Documents.
(1) All other includes: Agricultural, Municipal and Consumer loans.

Unpacking the Net Interest Margin and Sensitivity

Yield on Loans & Cost of Funds



Yield on Loans
Cost of Funds
6.00%
4.00%
2.00%
0.00%
4.94%
0.76%
4.31%
0.47%
4.33%
0.55%
2020
2021
Q2 2022

Net Interest Margin



4.00%
3.00%
2.00%
1.00%
0.00%
3.48%
2.97%
3.07%
3.38%
2019
2020
2021
Q2 2022

Cost of Total Deposits[1]

Shown for 2015 – 2022Q2

Historical Gratz Deposit Beta[2]: 19%



'15 – '19 Rate Cycle
Avg. Fed Funds Rate
The Gratz Bank
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
0.85%
0.37%
2015Q2
2015Q4
2016Q2
2016Q4
2017Q2
2017Q4
2018Q2
2018Q4
2019Q2
2019Q4
2020Q2
2020Q4
2021Q2
2021Q4
2022Q2

Net Interest Income Sensitivity

As of June 30, 2022

Estimated Change in Net Interest Income



25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
(5.0%)
(10.0%)
(3.95%)
0.00%
3.65%
7.14%
10.68%
14.14%
-100
Level
+100
+200
+300
+400
Change in Interest Rates (basis points)

Source: SEC Filings; Company Documents; S&P Global Market Intelligence.

(1) Data through Q2 2021 represents Historical Gratz Bank and for the combined Pro Forma entity thereafter.

(2) Deposit beta is calculated as the change in the Company's deposit costs as a percentage of the change in the Fed Funds Rate, measured from 2015Q1 to 2019Q4.

Robust Balance Sheet Growth

Strategic merger with GNBF announced 12/10/2020 and became effective on 9/18/2021

$ in millions; Financials below prior to 2021Q4 are Legacy LINKBANCORP

Total Assets ($M)



$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Organic Pre-GNBF CAGR: 98%
Organic Post-GNBF Growth: 11%
$84
$464
$979
$1,060
Post-Stonebridge (2018Q4)
Pre-GNBF (2021Q2)
Post-GNBF (2021Q3)
Current (2022Q2)

Total Gross Loans (ex. PPP) ($M)



$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Organic Pre-GNBF CAGR: 155%
Organic Post-GNBF Growth: 34%
$34
$352
$629
$788
Post-Stonebridge (2018Q4)
Pre-GNBF (2021Q2)
Post-GNBF (2021Q3)
Current (2022Q2)

Total Deposits ($M)



$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Organic Pre-GNBF CAGR: 128%
Organic Post-GNBF Growth: 17%
$48
$372
$803
$902
Post-Stonebridge (2018Q4)
Pre-GNBF (2021Q2)
Post-GNBF (2021Q3)
Current (2022Q2)

Source: S&P Global Market Intelligence; SEC Filings; Company Documents. Note: 2021Q4 – 2022Q2 growth annualized.

Focused on Achieving Operating Leverage

Chart Legend

2022Q1

2022Q2

Total Revenue ($M)

Total Revenue= Net Interest Income + Non-interest Income



$9.0
$8.0
$7.0
$6.0
$8.2
$8.5
Annualized QoQ Change: 18%
2022Q1
2022Q2

Adjusted Non-Interest Expense / Avg. Assets[1]



3.00%
2.80%
2.60%
2.40%
2.20%
2.00%
2.50%
2.44%
2022Q1
2022Q2

Adjusted Non-Interest Expense[1] ($M)



$8.0
$7.0
$6.0
$5.0
$6.1
$6.2
Annualized QoQ Change: 9%
2022Q1
2022Q2

Adjusted Pre-Tax, Pre-Provision Income[1] ($M)



$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
$2.1
$2.3
Annualized QoQ Change: 42%
2022Q1
2022Q2

Source: S&P Global Market Intelligence; SEC Filings; Company Documents. Note: Quarter over quarter change annualized.
(1) Non-GAAP financial measure. See appendix for Non-GAAP reconciliation.

Executing a Branch-Lite Organic Growth Engine



Client Solutions Centers (Full Service Branches) - 10
Loan Production Office (LPO) - 1
Gratz Region
State College
Capital Region
Harrisburg
Lancaster/York Region
Chambersburg
York LPO
Reading
Allentown
Delaware Valley Region
Philadelphia
Wilmington

Regional Financials

$ in millions	Total Loans	Total Deposits	FTEs
Capital Region	$377	$242	18
Lancaster /York Region	$160	$124	8
Delaware Valley Region	$51	$134	6
Gratz Region	$202	$402	31

Deposit Balances in Client Solutions Centers

De novo build

Average Branch Size ($ in millions)

Capital Region
Camp Hill Office



$200
$180
$160
$140
$120
$100
$80
$60
$40
$191
$98
2022
Median in Market

Lancaster/York Region
Lancaster Office



$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$124
$79
2022
Median in Market

All LINKBANCORP

All Regions



$100
$90
$80
$70
$60
$50
$40
$95
$74
2022
Median in Market

Our Go-to-Market Strategy

- Differentiated model – "client solutions centers"
  - No traditional teller line
  - 3-4 FTEs per office
  - Strategically placed in each regional market
- Successful De Novo strategy in Capital, Lancaster/York and Delaware Valley regions
- Seek to maintain more than $100 million in deposits per office
- Supplemented with Gratz Region branch network that provided granular, low cost funding from our strategic merger with GNBF
- Leverage technology, digital banking and information systems

Source: Source: S&P Global Market Intelligence; FDIC; Company Documents. Note: Data as of June 30, 2021.
Note: Capital Region includes Dauphin and Cumberland Counties. Lancaster/York Region includes Lancaster and York Counties.
Note: Median in Market data is based on S&P Global Market Intelligence and FDIC data as of 6/30/2021. LINKBANCORP 2022 is based on internal figures. Total Market includes counties where LINKBANCORP currently has a branch presence (Dauphin, Cumberland, Lancaster, Schuylkill, Northumberland and Chester).

Disciplined Underwriting & Robust Enterprise Risk Management

Disciplined Underwriting

- We have achieved significant balance sheet growth while maintaining superior credit quality
- Focused on relationship lending, not transactions
- Product and geographic region specific underwriting and risk management processes
- Regional credit officers allows for localized analysis and faster turnaround time
- The total reserve when including the ALLL and the credit fair value adjustment made to loans acquired in the GNBF merger was approximately 1.26% of the combined portfolio at 6/30/22

Robust Enterprise Risk Management

- "Three lines of defense" structure designed to permeate across all functional areas
- Board-level Enterprise Risk Management Committee established since 2019
- Active monitoring of key risk indicators (KRIs) and top risks with quarterly reporting through Chief Risk Officer and officer-level Management Enterprise Risk Committee
- Significant investment in ERM framework infrastructure completed

Non-performing Assets / Total Assets



1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
0.39%
0.05%
0.15%
0.14%
2019(2)
2020(2)
2021
2022Q2

Net (Recoveries) Charge-offs / Average Loans



0.20%
0.15%
0.10%
0.05%
0.00%
(0.05%)
(0.10%)
(0.04%)
(0.01%)
0.08%
(0.03%)
2019
2020
2021
2022Q2(1)

Source: S&P Global Market Intelligence; SEC Filings; Company Documents.
(1) Annualized figure; 2022Q2 data for the quarter ended 6/30/2022.
(2) 2019 and 2020 asset quality ratios reflect Legacy LINKBANCORP financials.

Nimble and Innovative Tech Operating Platform

- Early investment in virtual, cloud-based infrastructure
- Collaborations for technology services facilitate more efficient, integrated workflows while enhancing responsiveness and client experience
- Recent addition of business solutions architects skilled in areas of data, digital banking, automation and process maturity, are positioned in direct partnership with business lines to accelerate service delivery and strategic advancements
- Scalable and open technology platform will enable implementation of innovative, best-of-breed solutions and improved data analytics

Transaction History of the Executive Team

Aggregate Transaction Value: $4.3 billion over 10 deals

Acquisitions / Strategic Mergers

	Acquiror Bank	Target Bank	Transaction Date	Buyer Total Assets at Deal Announcement ($M)	Target Total Assets at Deal Announcement ($M)	Deal Value Announcement ($M)
1	Tower Bancorp Inc.	Graystone Bank	11/13/2008	$550	$616	$46
2	Tower Bancorp Inc.	First Chester County Corporation	12/28/2009	$1,379	$1,307	$65
3	Sunshine Bancorp	Community Southern Bank	2/5/2015	$230	$246	$29
4	Sunshine Bancorp	Florida Bank of Commerce	5/10/2016	$523	$302	$39
5	LINKBANCORP	Stonebridge Bank	6/26/2018	--	$58	Not Disclosed
6	LINKBANCORP (1)	The Gratz Bank	12/10/2020	$369	$437	$63

Sales

	Acquiror Bank	Target Bank	Transaction Date	Buyer Total Assets at Deal Announcement ($M)	Target Total Assets at Deal Announcement ($M)	Deal Value Announcement ($M)
7	Sovereign	Waypoint Financial Corp	3/8/2004	$43,517	$5,330	$996
8	Susquehanna	Tower Bancorp Inc.	6/20/2011	$13,952	$2,616	$342
9	BB&T	Susquehanna	11/12/2014	$187,022	$18,583	$2,503
10	CenterState	Sunshine Bancorp	8/14/2017	$6,767	$956	$179

Source: S&P Global Market Intelligence; SEC Filings; Company Documents.
(1) LINKBANCORP and The Gratz Bank completed a reverse merger, with LINKBANCORP issuing shares in the transaction.

Opportunistic M&A Strategy

The focus of our mergers and acquisitions strategy is to identify community banks open to a potential combination that are within a two-hour drive time radius or approximately 50-100 miles from our headquarters in Camp Hill, Pennsylvania

~50-100 Mile Market Reach



Scranton
State College
Allentown
Edison
Pittsburgh
Altoona
Harrisburg
Reading
Trenton
Philadelphia
New Jersey
Atlantic City
Baltimore
Dover
Delaware
Washington

State	Number of Banks Segmented by Total Assets				
	Less than $300M	$300M - $600M	$600M - $1B	$1B - $3B	Total
Pennslyvania	10	22	15	26	73
Maryland & DC	2	4	7	3	16
Virginia	4	8	8	15	35
Total Banks in the Market	16	34	30	44	124

We have disciplined acquisition criteria that any potential merger and acquisition transaction must generally meet:

01. Contiguous / in-market opportunities

02. EPS accretion in the first year

03. Limited TBV dilution with an appropriate earnback time period

04. Market growth potential equal to or better than current footprint

05. Internal Rate of Return (IRR) of 15% or better

Source: S&P Global Market Intelligence. Note: As of June 30, 2022.

Investment Highlights & Strategic Approach

Seasoned Executive Team with Value Creation Track Record	• LINKBANCORP's seasoned executive management team, which is led by CEO Andrew Samuel, has significant experience and success with building, operating, and creating shareholder value at numerous banking institutions • Executive team has a long tenure together in the markets of focus • Our team has been focused on adding talent by capitalizing on market disruption stemming from recent consolidation activity
Executing a Branch-Lite Organic Growth Engine	• Prior to completing the strategic merger with GNBF in 2021, LINKBANCORP grew to over $450 million in total assets with only four branch offices • Recognizing the continued digitization of client interactions, LINKBANCORP offices are designed to function as "client solutions centers", staffed with just 3-4 full-time employees • LINKBANCORP seeks to maintain an average of more that $100 million in deposits per office
Nimble and Innovative Tech Operating Platform	• LINKBANCORP has sought to develop a platform that will achieve objectives of native mobility, modular architecture, open API and cloud-based infrastructure • In 2022, the Company made a significant investment to recruit highly experienced professionals from community and regional financial services companies specifically skilled in the areas of data, digital banking, automation and process maturity
Focused Growth Strategy in Attractive Markets	• The Capital, Lancaster/York, and Delaware Valley regions have a collective $122 billion in deposit balances which is 1.7x larger than the Philadelphia County market, which is the closest major metropolitan area • These markets are among the largest in Pennsylvania, have strong demographics and the competitive landscape is such that they are heavily banked by the large money center and regional banks
Disciplined Underwriting & Robust Enterprise Risk Management	• "Three lines of defense" structure, designed to permeate across all functional areas with oversight by Board-level Enterprise Risk Committee • We have achieved significant balance sheet growth while maintaining superior credit quality • Inclusive of the fair value credit marks from the GNBF merger, loan loss reserve levels are strong
Highly Opportunistic M&A Strategy	• As a team, executive management has completed 10 M&A transactions amounting to $4.3 billion in aggregate deal value • The go-forward M&A strategy is to opportunistically pursue banks that are within a two hour drive time radius or ~50-100 miles from the headquarters location in Camp Hill, Pennsylvania • We have a five pronged disciplined acquisition criteria that transactions must generally meet

APPENDIX: Non-GAAP Reconciliation

Non-GAAP Reconciliation ($000)				
	For the Three Months Ended,			For the Year Ended December 31,
	6/30/2022	3/31/2022	12/31/2021	2021
Net Income	$1,606	$1,524	$788	$289
Average Assets	$1,021,561	$977,285	$948,873	$570,422
ROAA	0.63%	0.62%	0.33%	0.05%
Net Income	$1,606	$1,524	$788	$289
Net gain (loss) on securities	—	($13)	($74)	($74)
Tax effect @ 21%	—	$3	$16	$16
Merger expenses	—	—	$616	$4,584
Tax benefit @ 21%	—	—	($129)	($963)
Adj. Net Income	$1,606	$1,514	$1,216	$3,852
Average Assets	$1,021,561	$977,285	$948,873	$570,422
Adj. ROAA	0.63%	0.62%	0.51%	0.68%
Income before income tax expense	$1,912	$1,810	$766	$100
Merger costs	—	—	$616	$4,584
Provisions for loan losses	$395	$280	$100	$648
Adj. PTPP Income	$2,307	$2,090	$1,482	$5,332
Average Assets	$1,021,561	$977,285	$948,873	$570,422
Adj. PTPP ROAA	0.90%	0.86%	0.62%	0.93%
Total Non-Interest Expense	$6,242	$6,098	$6,794	$17,497
Merger costs	—	—	$616	$4,584
Adj. Non-Interest Expense	$6,242	$6,098	$6,178	$12,913
Average Assets	$1,021,561	$977,285	$948,873	$570,422
Non-Interest Expense / Average Assets	2.44%	2.50%	2.86%	3.07%
Adj. Non-Interest Expense / Average Assets	2.44%	2.50%	2.60%	2.26%

Source: S&P Global Market Intelligence; SEC Filings; Company Documents.

APPENDIX: Non-GAAP Reconciliation (Continued)

Non-GAAP Reconciliation ($000)		
	2022Q2	2022Q1
GAAP-based efficiency ratio	73.0%	74.5%
Net interest income	$7,853	$7,477
Non-interest income	$696	$711
Less: net (losses) gains on sales of securities	—	$13
Adjusted revenue	$8,549	$8,175
Total: non-interest expense	$6,242	$6,098
Less: merger expenses	—	—
Adjusted non-interest expense	$6,242	$6,098
Efficiency ratio, as adjusted	73%	75%

Source: S&P Global Market Intelligence; SEC Filings; Company Documents.